Exhibit 99.1

Anthera Pharmaceuticals Provides Business Update and Reports 2015 Fourth Quarter and Fiscal Year Financial Results

•	SOLUTION clinical study of oral Sollpura™ enrollment to begin soon in Europe

•	Data from BRIGHT-SC study in IgA nephropathy planned for Q2 2016

•	Addition of Craig Thompson as President and Chief Operating Officer

•	Appointment of Dr. James Pennington to Interim Chief Medical Officer

HAYWARD, Calif., March 10, 2016 (GLOBE NEWSWIRE) -- Anthera Pharmaceuticals, Inc. (Nasdaq:ANTH) today provided a business update and reported financial results for the fourth quarter and year ended December 31, 2015.

Recent Developments and Business Highlights:

Clinical Development

•	Sollpura™ (liprotamase)

o	SOLUTION Phase 3 Clinical Study to Expand into Europe

In September 2015, we began enrollment of the SOLUTION Phase 3 clinical study in the United States. The study will evaluate the efficacy and safety of Sollpura™ in capsule formulation in patients with cystic fibrosis who suffer from exocrine pancreatic insufficiency.

Patient accrual continues to meet our expectation with top line data targeted to be available at the end of 2016 or early 2017.  For more information on the study, please visit https://clinicaltrials.gov/ct2/show/NCT02279498.

o	SIMPLICITY Pediatric Clinical Study expected to begin in Q2 2016
The SIMPLICITY clinical study will be the first study that uses Sollpura™ powder for oral solution. Sollpura™ will be supplied in a convenient, easy-to-administer sachet (packet, similar to sugar), which is dissolvable in about one tablespoon of water. After an initial cohort of older patients, the SIMPLICITY study will focus on administration of Sollpura™ to pediatric patients ranging in age from 28 days to seven years.

Blisibimod - Systemic Lupus Erythematosus (“SLE”)

o	Phase 3 CHABLIS-SC1 Clinical Study Enrollment Completed
We are on track to provide topline efficacy and safety data from the CHABLIS-SC1 study during Q3 2016.

o	Phase 3 CHABLIS 7.5 Clinical Study deployment continues on track
The CHABLIS 7.5 study will evaluate the efficacy and safety of blisibimod when administered on top of standard-of-care medication in patients with severe, seropositive SLE who are inadequately controlled with corticosteroids. Patient eligibility for this study is informed by responder traits identified in the Phase 2 study with blisibimod as well as the large Phase 3 programs with other BAFF inhibitors. For more information about the CHABLIS 7.5 study, please visit https://clinicaltrials.gov/ct2/show/NCT02514967.

•	Blisibimod – IgA Nephropathy

o	Phase 2 BRIGHT-SC Data Planned for Q2 2016
Following our receipt of a termination notice from Zenyaku and the subsequent expiration of the 120-day termination period on January 7, 2016, we elected to stop further enrollment in the BRIGHT-SC clinical study. We have enrolled 57 patients, 45 of which remained in the study. We plan to conduct a proof-of-concept efficacy analysis when substantially all patients have received a minimum of six months of therapy in Q2 2016. This analysis will examine the effects of blisibimod versus placebo in the proportion of qualifying patients who achieve a complete response (“CR”) and a partial response (“PR”) at six months. CR is defined as the proportion of patients with baseline UPE of greater than two grams per 24 hours, achieving UPE of less than one gram per 24 hours or a 50% reduction in UPE from baseline, and the proportion of patients with baseline UPE between one and two grams per 24 hours, achieving UPE of less than one gram per 24 hours and a 50% reduction from baseline. PR is defined as the proportion of patients achieving urinary protein excretion (“UPE”) of less than or equal to one gram per 24 hours. Based on our previous discussions with regulatory authorities, we believe an evaluation of the change in proteinuria could serve as a surrogate endpoint to support an accelerated or conditional approval in various key commercial geographies. Following the completion of the BRIGHT-SC study we intend to explore a Special Protocol Assessment from the US FDA to ensure final concurrence on the willingness to consider proteinuria as a surrogate endpoint, the timing for completion of enrollment of the post marketing confirmatory study and blisibimod’s eligibility to receive orphan designation.

Management Update

•
On January 7, 2016, we expanded our executive management team through the appointment of Craig Thompson as our President and Chief Operating Officer. In this role, Mr. Thompson will oversee both our late stage development programs and launch readiness efforts.

•
On March 7, 2016, our Board appointed Dr. James Pennington as our Interim Chief Medical Officer, effective April 1, 2016, following the departure of our current Chief Medical officer, Dr. Colin Hislop. Dr. Pennington joined Anthera in 2007 and has over 40 years of successful clinical development and commercialization experience including 14 drug approvals and 10 registration ex-US approvals including both small and large molecule therapeutics.

Summary of Financial Results

•
Cash Position.  Cash and cash equivalents totaled $47 million as of December 31, 2015, compared to $2.6 million as of December 31, 2014. The increase in cash was mainly attributable to our March and July public offerings of common stock, sale of common stock through an at-the-market program, equity investment and cost reimbursement from Zenyaku, and a research grant from Cystic Fibrosis Foundation Therapeutics (“CFFT”), offset by cash used in operations.

•
Revenues.  License and collaborative revenues for the fourth quarter and year ended December 31, 2015 totaled $1.9 million and $3.2 million, respectively. Following the receipt of a termination notice from Zenyaku to terminate a collaborative arrangement, we began to accelerate the amortization of our deferred revenue in the third quarter of 2015 to correspond with the shortened collaboration period and the amount was fully amortized by January 7, 2016.  As a result we expect no significant revenues associated with the terminated Zenyaku collaboration in 2016.

•
R&D Expense.  Research and development expenses for the fourth quarter and year ended December 31, 2015 totaled $8.6 million and $33.5 million, respectively, compared to $5.5 million and $21.8 million in the same periods in 2014. Research and development expenses increased in 2015 from 2014 primarily due to higher non-cash stock-based compensation recognized in 2015 as a result of option grants issued in 2015 and higher expense for manufacturing and clinical operations to support the ongoing CHABLIS-SC1 and BRIGHT-SC studies, as well as the initiation our Phase 3 SOLUTION study with Sollpura™. The increase was partially offset by $1.5 million in expense reimbursements from Zenyaku for certain development costs associated with blisibimod.

•
G&A Expense.  General and administrative expenses for the fourth quarter and year ended December 31, 2015 totaled $1.9 million and $7.6 million, respectively, compared to $1.8 million and $6.6 million in the same periods in 2014. The increase in 2015 from 2014 is primarily due to higher non-cash stock-based compensation expense recognized in 2015 as a result of option grants issued in 2015 and higher expense related to professional services to support the growth of the Company.

•
Research Award.  A Research award, granted to the Company in March of 2015 by CFFT and recorded as an offset to operating expense, totaled $1.2 million and $2.6 million for the fourth quarter and year ended December 31, 2015. The amount of research award we recognized represents the value prescribed to the milestones we achieved under the award agreement during 2015.

•
Net Loss.  Net loss for the fourth quarter and year ended December 31, 2015 was $7.3 million, or $0.18 per basic and diluted share, and $35.2 million, or $0.99 per basic and diluted share, respectively, compared to $7.4 million, or $0.32 per basic and diluted share, and $29.6 million, or $1.36 per basic and diluted share, in the same periods in 2014. The increase in net loss was primarily related to the advancement of our blisibimod program and the initiation of Sollpura™ in a Phase 3 clinical study. The decrease in our loss per share both in the fourth quarter and fiscal year 2015 was attributable to increase in our common shares outstanding in 2015 due to two public offerings, takedown from our at-the-market offering and equity investment by Zenyaku.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency due to cystic fibrosis, lupus, lupus with glomerulonephritis, and IgA nephropathy. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about Anthera's expectations with respect to its public offering, including statements about its intended use of proceeds from the offering.  Such statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-k for the year ended December 31, 2014.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Nikhil Agarwal of Anthera Pharmaceuticals, Inc.

         nagarwal@anthera.com or 510-856-5600x5621

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Source: Anthera Pharmaceuticals, Inc.

ANTHERA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
License revenue	$1,819	$—	$2,562	$—
Collaboration revenue	99	—	623	—
Total revenues	1,918	—	3,185	—

Operating Expenses:
Research and development	$8,605	$5,527	$33,498	$21,839
General and administrative	1,874	1,771	7,568	6,620
Research award	(1,171)	—	(2,638)	—
Total operating expenses	9,308	7,298	38,428	28,459
Loss from operations	(7,390)	(7,298)	(35,243)	(28,459)

Other Expenses:
Interest expense	—	(144)	—	(1,049)
Other income (expense)	51	(3)	23	(96)
Total other income (expense)	51	(147)	23	(1,145)

Net loss	$(7,339)	$(7,445)	$(35,220)	$(29,604)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.18)	$(0.32)	$(0.99)	$(1.36)

Weighted-average number of shares used in per share calculation: basic and diluted	39,947,036	22,926,664	35,631,237	21,776,269

ANTHERA PHARMACEUTICALS, INC.
BALANCE SHEET DATA
(in thousands, except share data)
(unaudited)

	December 31, 2015	December 31, 2014

Cash and cash equivalents	$46,951	$2,639
Accounts receivable	$326	$—
Total assets	$48,125	$3,490
Total deferred revenue	$138	$—
Total liabilities, excludes deferred revenue	$8,330	$5,751
Accumulated deficit	$(352,031)	$(316,811)
Total shareholders' equity (deficit)	$39,657	$(2,261)
Common shares outstanding	40,004,037	23,005,209